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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 15

 CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number: 001-08279


           ADO Staffing, Inc. (formerly known as Olsten Corporation)
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             (Exact name of registrant as specified in its charter)


         175 Broad Hollow Road, Melville, New York 11747, (516) 844-7800
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            Common Stock, $.10 par value
                        Class B Common Stock, $.10 par value
                              7% Senior Notes due 2006
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              (Title of each class of securities covered by this Form)

                                     None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   /x/              Rule 12h-3(b)(1)(i)   /x/
        Rule 12g-4(a)(1)(ii)  / /              Rule 12h-3(b)(1)(ii)  / /
        Rule 12g-4(a)(2)(i)   / /              Rule 12h-3(b)(2)(i)   / /
        Rule 12g-4(a)(2)(ii)  / /              Rule 12h-3(b)(2)(ii)  / /
                                               Rule 15d-6            / /

Approximate number of holders of record as of the certification or notice date:

         Common Stock, par value $0.10 per share:                1
         Class B Common Stock, par value $0.10 per share:        1
         7% Senior Notes due 2006:                              83

Pursuant to the requirements of the Securities Exchange Act of 1934, ADO Staffing, Inc. (formerly known as Olsten Corporation) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 31, 2000               By:     /S/ JYRL WASHINGTON
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                                    Name:   Jyrl Washington
                                    Title:  Vice President, General Counsel
                                            and Secretary